Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Chuck Ives
Corporate Communications Director	Investor Relations Manager
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER NET EARNINGS PER SHARE OF $0.22
Seasonal Volume Increase Drives Sequential Quarter Improvement in Utilization and Margins
HUTCHINSON, Minn., Jan. 24, 2007 – Hutchinson Technology Incorporated (Nasdaq: HTCH) today reported net income of $5,813,000, or $0.22 per diluted share, on net sales of $188,882,000 for its fiscal 2007 first quarter ended December 24, 2006. Reinstatement of the federal research and development tax credit on December 20, 2006, retroactive to January 1, 2006, increased fiscal 2007 first quarter net income by $1,911,000, or $0.07 per diluted share. In the comparable fiscal 2006 period, the company reported net income of $5,990,000, or $0.22 per diluted share, on net sales of $184,560,000.
     Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said that a seasonal increase in volume resulted in improved capacity utilization compared with the fiscal 2006 fourth quarter, in which the company reported breakeven results on net sales of $180,573,000. “The seasonal increase in demand improved our capacity utilization to about 80 percent compared with about 70 percent in the preceding quarter,” said Fortun. “While our margins remain under pressure, the improvement in capacity utilization resulted in an increase in first quarter gross margin to 19 percent from 17 percent in the preceding quarter.” In the fiscal 2006 first quarter, capacity utilization exceeded 90 percent, but lower yields on certain advanced products that were ramping to higher volume reduced fiscal 2006 first quarter gross margin to 21 percent.
     The company shipped a record 225 million suspension assemblies in the fiscal 2007 first quarter, up 12 percent from the preceding quarter and 9 percent from the fiscal 2006 first quarter. The increase in volume in the quarter was partially offset by a decline in average selling prices to $0.80 from $0.84 in the fiscal 2006 fourth quarter. This decline resulted primarily from a sales mix that included a higher percentage of mature products for disk drive programs experiencing longer market lives. Cumulative volume on some programs triggered new customer price points, resulting in lower overall average selling prices.
     The company now expects that average selling prices for fiscal 2007 will be below the $0.85 average experienced in fiscal 2006. “While our fiscal 2007 sales mix will likely include a higher than anticipated percentage of mature products, we produce these products efficiently and expect the mix shift to have minimal impact on margins,” said Fortun. “We continue to expect a shift to newer disk drive programs later in fiscal 2007.”
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2—Hutchinson Technology Reports First Quarter Results
     Hutchinson Technology continues to invest in both the development of additive processes and the volume production capabilities required for its TSA+ suspension assemblies. “The building and facilities for the planned expansion of our TSA+ manufacturing capacity are complete and a substantial portion of the required equipment has been acquired and is now being installed,” said Fortun. “We are on track to have a volume TSA+ production line ready in the second half of the fiscal year.” Research and development spending in the fiscal 2007 first quarter totaled $14,109,000 compared with $12,916,000 in the preceding quarter and $12,747,000 in the fiscal 2006 first quarter.
     As previously announced, the company’s BioMeasurement Division began the commercial introduction of its InSpectra™ StO2 Tissue Oxygenation Monitor in October 2006 in both the United States and Europe. Multiple evaluations of the system are currently in progress at trauma centers across the United States and in targeted countries in Europe, and the first commercial sale of the newly introduced system occurred during the fiscal 2007 first quarter. In January 2007, the previously announced results of the company’s multi-site StO2 Trauma Study were published in the Journal of Trauma. “With the publication of the study results in this well respected and peer-reviewed journal, proof of the clinical utility of monitoring StO2 in trauma patients is reaching our initial target market,” said Fortun.
     The company generated $36,236,000 in cash from operations in the fiscal 2007 first quarter. Capital spending in the fiscal 2007 first quarter totaled $36,875,000, down from $56,049,000 in the preceding quarter and $73,397,000 in the fiscal 2006 first quarter. For fiscal 2007, the company currently estimates capital spending will total approximately $140,000,000 compared to $248,000,000 in fiscal 2006.
     The company noted that the latest estimates from storage industry analysts project unit shipments of disk drives to increase by 13 to 15 percent in calendar 2007. However, a slower transition to higher capacity desktop and notebook disk drives could cause the increase in worldwide demand for suspension assemblies in calendar 2007 to be less than the rate of increase in disk drive shipments. A slower transition to higher capacity drives could result in the number of suspension assemblies per disk drive declining from an estimated 2.8 in calendar 2006 to approximately 2.7 in calendar 2007, reducing the rate of increase in worldwide suspension assembly demand. Based on current estimates for demand growth in 2007, the company expects its operating margins to remain under pressure from underutilization of manufacturing capacity, as well as planned investments in TSA+ capabilities and in its BioMeasurement Division.
     “Our priorities in fiscal 2007 continue to be successfully launching our TSA+ products, building sales of the InSpectra™ StO2 Tissue Oxygenation Monitor and improving asset leverage,” said Fortun.
     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division is bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
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3—Hutchinson Technology Reports First Quarter Results
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, the number of suspension assemblies per disk drive, manufacturing capacity and utilization, manufacturing efficiencies, selling prices, investments in research and development, product introductions and commercialization, capital expenditures, operating performance and results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix and selling prices, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company will conduct a conference call and webcast for investors beginning at 5:00 p.m. Central Time (CT) on January 24, 2007. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 7:00 p.m. CT on January 24 until 11:59 p.m. CT on Friday, January 26, 2007. To access the replay, dial 800-405-2236 and enter 11078654# at the reservation number prompt.
[Financial Information Follows]

4—Hutchinson Technology Reports First Quarter Results
Hutchinson Technology Incorporated
(Nasdaq: HTCH)

	First Quarter Ended
	Dec. 24, 2006	Dec. 25, 2005*
Net sales	$188,882,000	$184,560,000
Gross profit	$35,610,000	$39,600,000
Income from operations	$1,984,000	$4,340,000
Income before taxes	$5,174,000	$7,156,000
Tax provision (benefit)	$(639,000)	$1,166,000
Net income	$5,813,000	$5,990,000

Net income per common share:
Basic	$0.22	$0.24
Diluted	$0.22	$0.22
Weighted average common and common equivalent shares outstanding:
Basic	25,869,000	25,535,000
Diluted	30,974,000	30,798,000

	At Dec. 24, 2006	At Sept. 24, 2006
Total assets	$1,059,731,000	$1,045,084,000
Cash and cash equivalents	$21,111,000	$40,331,000
Securities available for sale	$273,759,000	$250,110,000
Total shareholders’ investment	$591,735,000	$578,724,000

*	Results for fiscal 2006 first quarter have been adjusted to reflect the company’s application of Staff Accounting Bulletin No. 108 in its fiscal 2006 fourth quarter. See attached statement titled “Summary of Quarterly Results per SAB 108 Adjustments”.
(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 24,	December 25,
	2006	2005
Net sales	$188,882	$184,560

Cost of sales	153,272	144,960

Gross profit	35,610	39,600

Research and development expenses	14,109	12,747

Selling, general and administrative expenses	19,517	22,513

Income from operations	1,984	4,340

Interest expense	(2,309)	(501)

Interest Income	3,689	2,065

Other income, net	1,810	1,252

Income before income taxes	5,174	7,156

Provision (benefit) for income taxes	(639)	1,166

Net income	$5,813	$5,990

Basic earnings per share	$0.22	$0.24

Diluted earnings per share	$0.22	$0.22

Weighted average common shares outstanding	25,869	25,535

Weighted average common and diluted shares outstanding	30,974	30,798

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	December 24,	September 24,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$21,111	$40,331
Securities available for sale	273,759	250,110
Trade receivables, net	99,593	95,391
Other receivables	14,617	14,409
Inventories	76,223	81,298
Deferred tax assets	7,271	8,021
Other current assets	7,286	7,161

Total current assets	499,860	496,721
Property, plant and equipment, net	480,955	472,163
Deferred tax assets	62,470	57,867
Other assets	16,446	18,333

	$1,059,731	$1,045,084

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,274	$1,252
Accounts payable	$44,071	$45,090
Accrued expenses	18,012	14,819
Accrued compensation	21,630	21,338

Total current liabilities	84,987	82,499
Long-term debt, less current maturities	4,962	5,291
Convertible subordinated notes	375,000	375,000
Other long-term liabilities	3,047	3,570
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 25,945,000 and 25,638,000 issued and outstanding	259	256
Additional paid-in capital	405,202	398,047
Accumulated other comprehensive income	(183)	(222)
Accumulated earnings	186,457	180,643

Total shareholders’ investment	591,735	578,724

	$1,059,731	$1,045,084

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 24,	December 25,
	2006	2005
Operating activities:
Net income	$5,813	$5,990
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28,158	27,526
Stock based compensation	916	1,140
Provision (benefit) for deferred income taxes	(3,875)	405
Loss on disposal of assets	—	61
Changes in operating assets and liabilities	5,224	(9,309)

Cash provided by operating activities	36,236	25,813

Investing activities:
Capital expenditures	(36,875)	(73,397)
Purchases of marketable securities	(437,166)	(148,583)
Sales of marketable securities	413,534	182,351

Cash used for investing activities	(60,507)	(39,629)

Financing activities:
Repayments of long-term debt	(307)	(429)
Net proceeds from issuance of common stock	5,358	2,328

Cash provided by financing activities	5,051	1,899

Net increase (decrease) in cash and cash equivalents	(19,220)	(11,917)

Cash and cash equivalents at beginning of period	40,331	33,733

Cash and cash equivalents at end of period	$21,111	$21,816

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 24,	December 25,
	2006	2005
Net income (A)	$5,813	$5,990
Plus: interest expense on convertible subordinated notes	1,008	1,008
Less: additional profit sharing expense and income tax provision	150	342

Net income available to common shareholders (B)	$6,671	$6,656

Weighted average common shares outstanding (C)	25,869	25,535
Dilutive potential common shares	5,105	5,263

Weighted average common and diluted shares outstanding (D)	30,974	30,798

Basic earnings per share [(A)/(C)]	$0.22	$0.24
Diluted earnings per share [(B)/(D)]	$0.22	$0.22

Hutchinson Technology Incorporated
Summary of Quarterly Results per SAB 108 Adjustments
(In thousands, except per share data)
In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 permits us to adjust for the cumulative effect of misstatements related to prior years, previously deemed to be immaterial, in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any prior quarterly financial statements in future SEC filings within the fiscal year of adoption for the effects of such misstatements on the quarters when the information is next presented. This adjustment does not require reports previously filed with the SEC to be amended.
Effective September 26, 2005, we elected early application of SAB 108. In accordance with SAB 108, we reduced our opening retained earnings for 2006 by $1,952,000, net of tax of $1,126,000, and adjusted our financial results for the first three quarters of 2006 as shown in the tables below. We consider this adjustment to be immaterial to prior periods.
Our SAB 108 adjustment relates to one customer arrangement whereby certain revenues that were recorded in 2004 and 2005 should have been deferred. Deferred revenue amounts related to this arrangement are included within accrued expenses and other long-term liabilities on our consolidated balance sheet as of September 24, 2006. Based on our approach for assessing misstatements prior to the adoption of SAB 108, we had previously concluded that these amounts were immaterial.

	Thirteen weeks ended December 25, 2005
	As reported	Adjustment	As adjusted
Net sales	$184,627	$(67)	$184,560
Provision for income taxes	1,177	(11)	1,166
Net income	6,046	(56)	5,990
Earnings per share:
Basic	0.24	0.00	0.24
Diluted	0.22	0.00	0.22

	Thirteen weeks ended March 26, 2006			Twenty-Six weeks ended March 26, 2006
	As reported	Adjustment	As Adjusted	As reported	Adjustment	As Adjusted
Net sales	$185,926	$469	$186,395	$370,553	$402	$370,955
Provision for income taxes	1,361	73	1,434	2,538	62	2,600
Net income	7,873	396	8,269	13,919	340	14,259
Earnings per share:
Basic	0.31	0.01	0.32	0.54	0.01	0.55
Diluted	0.28	0.01	0.29	0.50	0.01	0.51

	Thirteen weeks ended June 25, 2006			Thirty-Nine weeks ended June 25, 2006
	As reported	Adjustment	As Adjusted	As reported	Adjustment	As Adjusted
Net sales	$169,599	$380	$169,979	$540,152	$782	$540,934
Provision for income taxes	(163)	22	(141)	2,375	84	2,459
Net income	5,838	358	6,196	19,756	698	20,454
Earnings per share:
Basic	0.23	0.01	0.24	0.77	0.02	0.79
Diluted	0.22	0.01	0.23	0.72	0.02	0.74